Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Enfusion, Inc. for the registration of Class A common stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts, and units and to the incorporation by reference therein of our report dated March 30, 2022, with respect to the consolidated financial statements of Enfusion, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

November 18, 2022